Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-154722

Prospectus Supplement to Prospectus dated January 28, 2009

4,193,550 Shares

FIRST FINANCIAL HOLDINGS, INC.

Common Stock

We are offering 4,193,550 shares of our common stock. Our common stock is listed on the Nasdaq Global Select Market under the symbol “FFCH.” On September 23, 2009, the closing sale price of our common stock on the Nasdaq Global Select Market was $16.30 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement to read about factors you should consider before buying our common stock.

	Per Share	Total
Public offering price	$15.50	$65,000,025
Underwriting discounts and commissions	$0.891	$3,736,453
Proceeds to First Financial Holdings, Inc. (before expenses)	$14.609	$61,263,572

The underwriters have the option to purchase up to an additional 629,032 shares of our common stock at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock are not savings accounts, deposits or other obligations of a bank or savings institution and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about September 29, 2009.

Sole Book Running Manager

SANDLER O’NEILL + PARTNERS, L.P.

Co-Managers

KEEFE, BRUYETTE & WOODS	SCOTT & STRINGFELLOW	FIG PARTNERS, LLC

The date of this prospectus supplement is September 23, 2009.

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us, the common stock offered hereby and other securities that we may offer from time to time, some of which information may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, “First Financial,” the “Company,” “we,” “our,” “ours,” and “us” refer to First Financial Holdings, Inc., which is a savings and loan holding company headquartered in Charleston, South Carolina, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “First Federal” refer to First Federal Savings and Loan Association of Charleston, a federal savings and loan association, which is our principal financial institution subsidiary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including, but not limited to:

•

the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;

•	the accuracy of the results of our internal stress test and the assumptions we used to derive such results;

•

results of examinations of us by the Office of Thrift Supervision (the “OTS”) or the Federal Deposit Insurance Corporation (the “FDIC”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules;

•	further increases in premiums for deposit insurance;

•	our ability to control operating costs and expenses;

•	the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•	difficulties in reducing risk associated with the loans on our balance sheet;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;

•	computer systems on which we depend could fail or experience a security breach;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	our ability to implement our branch expansion strategy;

•

our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	changes in premiums or claims that adversely affect our insurance segment;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	our ability to pay dividends on our common stock;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

•

changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•	future legislative changes in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program; and

•

other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus supplement, the accompanying prospectus and the incorporated documents.

Some of these and other factors are discussed in this prospectus supplement under the caption “Risk Factors” and elsewhere in this prospectus supplement and in the incorporated documents. Such developments could have an adverse impact on our financial position and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus supplement or the accompanying prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Incorporation of Certain Documents by Reference” in this prospectus supplement. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our common stock to cover over-allotments, if any.

First Financial Holdings, Inc.

First Financial Holdings, Inc., a Delaware corporation, was incorporated in 1987, and as of June 30, 2009, reported consolidated assets of $3.6 billion. We operate principally through our wholly owned subsidiary, First Federal Savings and Loan Association of Charleston, a federally-chartered stock savings and loan association. Other subsidiaries of First Financial include First Southeast Insurance Services, Inc. and Kimbrell Insurance Group, Inc., which are insurance agencies, and First Southeast Investor Services, Inc., which is a registered broker-dealer.

Our subsidiaries provide a full range of financial services designed to meet the financial needs of our customers, including:

•	banking

•	cash management

•	retail investment services

•	mortgage banking

•	insurance, and

•	trust and investment management services.

Based on asset size, First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina. We currently conduct business through 47 retail branch sales offices and 16 in-store sales offices, located in seven South Carolina counties and three North Carolina counties.

Primarily we act as a financial intermediary by attracting deposits from the general public and using those funds, together with borrowings and other funds, to originate first mortgage loans on residential properties located in our primary market areas. We also make construction, consumer, and commercial real estate, including multi-family, and commercial business loans and invest in mortgage-backed securities, federal government and agency obligations, money market obligations and certain corporate obligations. Through our subsidiaries we also engage in full-service brokerage activities, property, casualty, life and health insurance sales, third party administrative services including services to retirement plans, trust and fiduciary services, reinsurance of private mortgage insurance and premium finance activities. Other than banking, insurance operations constitutes our only other reportable segment of business operations.

First Federal is a member of the Federal Home Loan Bank System and its deposits are insured by the Federal Deposit Insurance Corporation, or FDIC, up to applicable limits. First Federal is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision, or OTS, and the FDIC.

Our common stock trades on the Nasdaq Global Select Market under the symbol “FFCH.”

Our principal executive offices are located at 2440 Mall Drive, Charleston, South Carolina 29406. Our telephone number is (843) 529-5933.

Our Strategies

Our primary objective is to be a highly profitable community banking organization for whom our customers appreciate our local, highly personalized banking model. Our strategy is to combine balanced and sound growth with superior asset quality while emphasizing lending and deposit relationships with individuals and small- to- medium sized businesses. We consider ourselves as an innovative team providing high quality financial services to our diversified customer base. Our stated mission is to effectively and efficiently serve selected markets in the Southeast through quality sales, responsive service and innovative products, which we believe will result in superior financial results and maximize returns for our shareholders. We seek to achieve these results by focusing on the following key objectives:

Focus on asset quality. A strong credit culture is a primary priority for us. We believe that we have a well established credit underwriting and approval process that helps us maintain balance in our loan portfolio. We continuously seek to enhance our centralized credit management process, as evidenced by the recent addition of an experienced chief credit officer. Furthermore, we have established an internal problem loan resolution process that is managed by a group of highly-experienced, senior banking officers to focus on early detection and timely solutions. We are also seeking to enhance our internal loan review and business development process and utilize an independent third party to supplement our internal loan grading and review procedures. We will continue to focus on loan types and markets that we know well and have a historical record of success while seeking to diversify our overall loan portfolio.

Competitive and convenient products and services. We strive to provide both our retail and commercial banking customers with a vast array of products. We offer our retail customers seven-day a week banking, evening hours, an extensive branch and ATM network, online banking and bill pay. Retail lending continues to be a core function of our institution as we offer competitive mortgage, home equity line, mobile home and other consumer loan products. In the future, we intend to expand our commercial lending activities and have recently hired experienced commercial bankers in several of our markets. Our commercial customers enjoy competitive deposit and cash management products delivered through multiple delivery channels. Going forward, we expect to enhance our wealth management, insurance, investment and trust services. To this end, we recently hired additional experienced private wealth management investment professionals and are continuing to explore opportunities for organic growth within our existing insurance and investment businesses as well as acquisition opportunities.

Attract core deposits. Our core deposits (which we consider to be total deposits less brokered certificates of deposits) remain a strength of our business. During the current economic environment, we have experienced growth in core deposits as, we believe, both individuals and businesses seek to bank with stable financial institutions. Our strategic focus is to emphasize total relationship banking with our retail and commercial banking customers in order to internally fund our loan growth. In addition to our retail branch and in-store sales offices, we maintain state of the art technology-based products, such as on-line personal financial management, business cash management, and business remote deposit products, that enable us to compete effectively with banks of all sizes.

Recruit and retain highly competent personnel. Our ability to continue to attract and retain banking and insurance professionals with strong community relationships and significant knowledge of our markets is key to our success. We believe that by focusing on experienced bankers and insurance personnel who are established in their communities, we enhance our market position resulting in profitable growth opportunities. We emphasize to our employees the importance of delivering exemplary customer service and are always seeking opportunities to build further relationships with our customers. Our goal is to compete by relying on the strength of our customer service and relationship banking approach. Our incentive systems are designed to achieve well-balanced and high quality growth. Our equity compensation programs and retirement benefits are designed to build and encourage employee ownership at all levels of the Company thereby aligning employee performance objectives with corporate growth strategies and shareholder value.

Disciplined franchise expansion. In recent years, our markets have experienced large-scale consolidation of local community banks primarily by larger, out-of-state financial institutions. We believe there is a growing customer base in our markets that prefers banking with a local institution and who are becoming increasingly dissatisfied with the customer service at the larger regional banks. By offering our customers high- quality and responsive service, we believe that we are well positioned to attract customers currently conducting all or a portion of their banking business with a larger institution. Moreover, we believe that we are well-positioned to take advantage of continued consolidation of both community banks and insurance agencies in our current markets or other selected Southeast coastal markets we know and understand. In states contiguous to South Carolina, we will consider entering or expanding our banking business, through de novo offices. Further, we are carefully monitoring the potential for further FDIC-assisted transactions following our April 2009 expansion in the Wilmington, North Carolina market by acquiring certain assets and assuming certain liabilities of Cape Fear Bank.

Recent Developments

Internal Stress Test

In May 2009, the Federal Reserve Board announced the results of the Supervisory Capital Assessment Program, or the “SCAP,” commonly referred to as the “stress test,” of the near-term capital needs of the 19 largest U.S. banks. Although we were not subject to the Federal Reserve review under the SCAP, we conducted our own internal analysis of First Federal’s capital position, using many of the same methodologies of the SCAP, but applying underlying economic assumptions relating to potential losses that we believed to be more appropriately tailored to reflect the composition of First Federal’s loan portfolio. Therefore, certain of those economic assumptions were more optimistic than the assumptions used by the 19 largest banks under the SCAP methodology.

In conducting the internal stress test, we determined our losses over a two-year period based on specific loan portfolio components and compared the total estimated loss exposure to the estimated resources available to cover the losses, notably loan loss reserves, future earnings and existing capital. Following completion of this offering and assuming all of the net proceeds of the offering and a portion of the capital of First Financial are contributed to First Federal, First Federal would be well-capitalized under the “more adverse” scenario of the SCAP. At June 30, 2009, we had approximately $50.0 million of liquid assets at First Financial. See “Risk factors—The results of the internal stress test that we have conducted may be incorrect and may not accurately predict the impact on us if the condition of the economy were to continue to deteriorate more than assumed.”

Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-13 of this prospectus supplement and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended September 30, 2008, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision. See “Incorporation of Certain Documents by Reference.”

The Offering

Common stock we are offering, excluding the underwriters’ over allotment option	4,193,550 shares

Common stock to be outstanding after this offering	15,893,535 shares (1)(2)

Over-allotment option	629,032 shares

Use of proceeds	Our estimated net proceeds from this offering are approximately $60.6 million, or approximately $69.8 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and other estimated expenses of this offering. We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, providing capital to support the growth of our subsidiaries and other strategic business opportunities in our market areas, including FDIC-assisted transactions. We may also seek the approval of our regulators to utilize the proceeds of this offering and other cash available to us to repurchase all or a portion of the securities described below that we issued to the U.S. Department of the Treasury (the “Treasury”). See “Use of Proceeds.”

Dividends on common stock	Historically we have paid quarterly dividends. On February 2, 2009, we announced a reduction in our quarterly dividends from $0.255 per share to $0.05 per share. We paid a dividend for the quarter ended June 30, 2009 of $0.05 per share. We intend to continue paying dividends in the future, however, our ability to do so will depend on a number of factors. We cannot give you any assurance that we will continue to pay dividends or that their amount will not be reduced in the future. See “Price Range of Common Stock and Dividend Information.”

Nasdaq Global Select Market Symbol	FFCH

Settlement Date	Delivery of shares of our common stock will be made against payment therefor on or about September 29, 2009.

(1)	The number of our shares outstanding immediately after the closing of this offering is based on 11,699,985 shares of common stock outstanding as of August 31, 2009.
(2)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes shares issuable pursuant to the exercise of the underwriters’ over-allotment option, excludes 845,657 shares of common stock issuable upon exercise of outstanding stock options as of August 31, 2009, with a weighted average exercise price of $26.54 per share, 1,239,202 shares of common stock issuable pursuant to potential future awards under our equity compensation plans, and the Warrant (as defined below) for 483,391 shares of common stock held by the Treasury.

On December 5, 2008, we issued $65.0 million of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) to the Treasury pursuant to the TARP Capital Purchase Program, together with a ten-year warrant to purchase up to 483,391 shares of our common stock at an initial exercise price of $20.17 per share (the “Warrant”). Since this offering was made prior to December 31, 2009 and will result in aggregate gross proceeds of at least $65.0 million, the number of shares of our common stock underlying the Warrant will be reduced by 50% to 241,696 shares.

Summary of Selected Consolidated Financial Information

The following table sets forth selected consolidated financial information as of and for the years ended September 30, 2008, 2007, 2006, 2005 and 2004 (which has been derived from our audited consolidated financial statements), and as of and for the nine months ended June 30, 2009 and 2008 (which is unaudited). The unaudited financial information as of and for the nine months ended June 30, 2009 and 2008 has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such periods. The results of operations for the nine months ended June 30, 2009 are not necessarily indicative of the results of operations to be expected for the full year or any future period. This information should be read in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended September 30, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which have been filed with the SEC and are incorporated herein by reference. See “Incorporation of Certain Documents by Reference.”

	At June 30,		At September 30,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands)
Balance Sheet Data:
Assets	$3,607,066	$2,924,028	$2,973,994	$2,711,370	$2,658,128	$2,522,405	$2,442,313
Mortgage-backed securities, investment securities and FHLB stock	607,379	415,017	412,079	352,640	351,861	394,721	409,673
Loans held for sale	63,311	4,519	8,731	6,311	4,978	9,659	4,054
Loans receivable, gross	2,663,997	2,284,988	2,324,573	2,134,458	2,056,151	1,878,730	1,813,531
Allowances for loan losses	54,499	21,023	23,990	15,428	14,615	14,155	14,799
Total intangible assets	35,779	40,401	36,241	22,627	22,706	22,978	22,452
Deposits	2,341,055	1,865,261	1,851,102	1,854,051	1,823,028	1,657,072	1,520,817
Borrowings	913,084	816,204	893,205	606,207	580,968	628,055	705,654
Stockholders’ equity	293,029	187,978	183,478	185,715	183,765	171,129	165,187
Tangible equity (1)	257,250	147,577	147,237	163,088	161,059	148,151	142,735
Tangible common equity (1)	192,250	147,577	147,237	163,088	161,059	148,151	142,735

	For the nine months ended June 30,		For the years ended September 30,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands)
Income Statement Data:
Interest income	$138,981	$131,375	$174,772	$168,043	$151,340	$130,776	$126,593
Interest expense	51,350	64,165	83,408	85,213	71,615	54,318	49,991

Net interest income	87,631	67,210	91,364	82,830	79,725	76,458	76,602
Provision for loan losses	45,602	11,721	16,939	5,164	4,894	4,826	5,675

Net interest income after provision for loan losses	42,029	55,489	74,425	77,666	74,831	71,632	70,927
Non-interest income	38,871	47,832	62,882	53,217	51,955	49,245	42,175
Non-interest expense	78,587	76,421	100,310	90,436	83,936	80,052	74,764

Income before income tax	2,313	26,900	36,997	40,447	42,850	40,825	38,338
Income tax expense	584	10,571	14,359	15,375	15,221	14,600	13,784

Gain on acquisition, less income tax of $18,833	28,857	—	—	—	—	—	—

Net income	30,586	16,329	22,638	25,072	27,629	26,225	24,554

TARP dividend and accretion on discount of warrants	2,148	—	—	—	—	—	—
Net income available to common shareholders	$28,438	$16,329	$22,638	$25,072	$27,629	$26,225	$24,554

	At or for the nine months ended June 30,		At or for the years ended September 30,
	2009	2008	2008	2007	2006	2005	2004
Per Share Data:
Net income, basic	$2.61	$1.40	$1.94	$2.10	$2.30	$2.14	$1.97
Net income, diluted	2.61	1.40	1.94	2.07	2.27	2.09	1.92
Book value per common share	19.49	16.10	15.69	15.96	15.29	14.12	13.43
Tangible book value per common share (1)	16.43	12.66	12.62	13.76	13.39	12.06	11.43
Dividends	0.355	0.765	1.02	1.00	0.96	0.92	0.88
Diluted shares outstanding	11,697	11,694	11,692	12,089	12,190	12,528	12,818
Basic shares outstanding	11,697	11,658	11,664	11,929	12,024	12,281	12,484

Performance Ratios:
Return on average equity (2)	0.94%	11.65%	12.16%	13.99%	15.76%	15.48%	14.86%
Return on average assets (2)	0.07	0.77	0.79	0.94	1.06	1.06	1.01
Net interest margin (3)	3.81	3.39	3.41	3.36	3.35	3.32	3.38
Efficiency ratio (4)	59.32	65.06	64.33	67.16	64.68	63.83	63.22
Dividend payout ratio	13.60	54.64	52.58	47.62	41.74	42.99	44.67

Capital Ratios:
Equity to assets ratios	8.12%	6.43%	6.17%	6.85%	6.91%	6.78%	6.76%
Tangible common equity to tangible assets (1)	5.38	5.12	5.01	6.07	6.11	5.93	5.90
Total risk-based capital ratio	10.80	10.50	10.75	10.49	10.53	11.33	11.66
Tier 1 risk-based capital ratio	9.54	9.58	9.75	9.75	9.76	10.49	10.72
Leverage ratio	7.29	7.21	7.32	7.38	7.17	7.24	7.18

Asset Quality Ratios:
Nonperforming assets to loans and real estate and other assets acquired in settlement of loans	3.03%	0.97%	1.07%	0.36%	0.27%	0.39%	0.69%
Nonperforming assets to total assets	2.20	0.76	0.84	0.28	0.21	0.29	0.51
Allowance for loan losses to loans	2.05	0.92	1.02	0.72	0.70	0.74	0.81
Allowance for loan losses to nonperforming loans	82.01	126.34	116.27	251.43	389.94	252.72	174.06
Net charge-offs to average loans	1.02	0.37	0.37	0.21	0.22	0.29	0.32

(1)

Tangible equity, tangible common equity, tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures. We calculate tangible equity by excluding the balance of goodwill and other intangible assets from shareholders’ equity. We calculate tangible common equity by excluding preferred equity from tangible equity. We calculate tangible assets by excluding the balance of goodwill and other intangible assets from total assets. We believe that this is consistent with the treatment by our bank regulatory agencies, which exclude goodwill and other intangible assets from the calculation of risk-based capital ratios. Accordingly, management believes that these non-GAAP financial measures provide information to investors that is useful in understanding the basis of our risk-based capital ratios. In addition, by excluding preferred equity (the level of which may vary from company to company), it allows investors to more easily compare our capital adequacy to other companies in the industry who also use this measure. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of tangible equity, tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures as calculated by other companies. A reconciliation of the non-GAAP financial measures is provided below.

	At June 30,		At September 30,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands)
Stockholders’ equity	$293,029	$187,978	$183,478	$185,715	$183,765	$171,129	$165,187
Goodwill	27,996	31,869	27,892	21,679	21,368	21,229	20,224
Other intangible assets, net	7,783	8,532	8,349	948	1,338	1,749	2,228

Tangible Equity	257,250	147,577	147,237	163,088	161,059	148,151	142,735
Preferred equity	65,000	—	—	—	—	—	—

Tangible common equity	192,250	147,577	147,237	163,088	161,059	148,151	142,735

Total assets	$3,607,066	$2,924,028	$2,973,994	$2,711,370	$2,658,128	$2,522,405	$2,442,313
Goodwill	27,996	31,869	27,892	21,679	21,368	21,229	20,224
Other intangible assets, net	7,783	8,532	8,349	948	1,338	1,749	2,228

Tangible assets	$3,571,287	$2,883,627	$2,937,753	$2,688,743	$2,635,442	$2,499,427	$2,419,861

(2)	Ratios are calculated excluding extraordinary gains of $28.9 million during the nine months ended June 30, 2009 as a result of the Cape Fear Bank transaction. Ratios for the nine month periods are annualized.
(3)	Net interest margin is net interest income divided by average interest earning assets. Ratios for the nine month periods are annualized.
(4)	The efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income, net of extraordinary items.

RISK FACTORS

An investment in our common stock involves certain risks. Before you invest in our common stock, you should be aware that there are various risks, including those described below, which could affect the value of your investment in the future. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risk factors described in this section, as well as any cautionary language in this prospectus supplement, provide examples of risks, uncertainties and events that could have a material adverse effect on our business, including our operating results and financial condition. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. These risks could cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended September 30, 2008, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Risks Associated with Our Business

The current economic recession in the market areas we serve may continue to adversely impact our earnings and could increase our credit risk associated with our loan portfolio.

Substantially all of our loans are to businesses and individuals in the states of South Carolina and North Carolina. A continuing decline in the economies of our primary market areas of Charleston, Dorchester, Berkeley, Georgetown, Horry, Florence and Beaufort counties in South Carolina and Brunswick, Pender and North Hanover counties in North Carolina, could have a material adverse effect on our business, financial condition, results of operations and prospects. In particular, South Carolina and North Carolina have experienced substantial home price declines and increased foreclosures and have experienced above average unemployment rates.

A further deterioration in economic conditions in the market areas we serve could result in the following consequences, any of which could have a materially adverse impact on our business, financial condition and results of operations:

•	loan delinquencies, problem assets and foreclosures may increase;

•	demand for our products and services may decline;

•	collateral for loans made may decline further in value, in turn reducing customers’ borrowing power, reducing the value of assets and collateral associated with existing loans; and

•	the amount of our low-cost or non-interest bearing deposits may decrease.

Our business may be adversely affected by credit risk associated with residential property.

At June 30, 2009, $929.7 million, or 34.9% of our total loan portfolio, was secured by one-to four-family residential real property. This type of lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations. The decline in residential real estate values due to the downturn in the housing market has reduced the value of the real estate collateral securing the majority of our loans held for investment and has increased the risk that we will incur losses if borrowers default on their loans. At June 30, 2009, $395.0 million, or 14.8% of our loan portfolio, consisted of home equity loans, and the risks associated with these loans, including the risk of higher rates of deficiency and defaults, will continue to increase if housing prices continue to decline. Continued declines in both the volume of real estate sales and the sales prices coupled with the current recession and the associated increases in unemployment may result in higher than expected loan delinquencies or problem assets, a decline in demand for our products and services, or lack of growth or a decrease in deposits. These potential negative events may cause us to incur losses, adversely affect our capital, and damage our financial condition and business operations. These declines may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose loan portfolios are more diversified.

Our real estate construction and land acquisition or development loans are based upon estimates of costs and the value of the complete project.

We make real estate construction loans to individuals and builders, primarily for the construction of residential properties. We originate these loans whether or not the collateral property underlying the loan is under contract for sale. At June 30, 2009, construction loans totaled $104.2 million, or 3.91% of our total loan portfolio, of which $56.8 million were for residential real estate projects. Approximately $21.4 million of our residential construction loans were made to finance the construction of owner-occupied homes and are structured to be converted to permanent loans at the end of the construction phase. Land loans, which are loans made with land as security, totaled $306.7 million, or 11.5%, of our total loan portfolio at June 30, 2009. Land loans include raw land, residential lot financing primarily for individuals, land acquisition and development loans and loans secured by land used for business purposes. In general, construction, and land lending involves additional risks because of the inherent difficulty in estimating a property’s value both before and at completion of the project as well as the estimated cost of the project. Construction costs may exceed original estimates as a result of increased materials, labor or other costs. In addition, because of current uncertainties in the residential real estate market, property values have become more difficult to determine than they have historically been. Construction loans and land acquisition and development loans often involve the disbursement of funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property or refinance the indebtedness, rather than the ability of the borrower or guarantor to repay principal and interest. These loans are also generally more difficult to monitor. In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk than construction loans to individuals on their personal residences. At June 30, 2009, $35.4 million of our residential construction loans were for speculative construction loans. Approximately $7.4 million, or 13.0%, of our total residential real estate construction loans were non-performing at June 30, 2009.

Our mobile home loans are of higher risk than our other residential loans.

We have a significant portion of our loan portfolio in mobile home loans which we also refer to as manufactured home loans. As of June 30, 2009, mobile home loans totaled $238.5 million, or 9.0%, of our total loan portfolio. Mobile home lending involves additional risks as a result of higher loan-to-value ratios usually associated with these types of loans. Mobile home lending may also involve higher loan amounts than other types of consumer loans. The most frequent purchasers of mobile homes are retirees and younger, first-time buyers. These borrowers may be deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history or limited financial resources. Mobile home loan customers have historically been more adversely impacted by weak economic conditions, loss of employment and increases in other household costs. Consequently, mobile home loans bear a higher rate of interest, have a higher probability of default and may involve higher delinquency rates and greater servicing costs relative to loans to more creditworthy borrowers. In addition, the values of mobile homes decline over time and higher levels of inventories of repossessed and used mobile homes may affect the values of collateral and result in higher charge-offs and provisions for loan losses.

Repayment of our commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

We offer different types of commercial loans to a variety of small to medium sized businesses. The types of commercial loans offered are business lines of credit, term equipment financing and term real estate loans. Commercial business lending involves risks that are different from those associated with real estate lending. Real estate lending is generally considered to be collateral based lending with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral being viewed as the primary source of repayment in the event of borrower default. Our commercial business loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use, among other things. Accordingly, the repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral provided by the borrower.

As of June 30, 2009, our commercial business loans totaled $196.3 million, or 7.4% of our total loan portfolio.

Our commercial and multi-family real estate loans, involve higher principal amounts than other loans and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

We originate commercial and multi-family real estate loans for individuals and businesses for various purposes, which are secured by commercial properties. These loans typically involve higher principal amounts than other types of loans, and repayment is dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions. For example, if the cash flow from the borrower’s project is reduced as a result of leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired. Commercial and multifamily mortgage loans also expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be sold as easily as residential real estate. In addition, many of our commercial and multifamily real estate loans are not fully amortizing and contain large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment.

If we foreclose on a commercial and multi-family real estate loan, our holding period for the collateral typically is longer than for one-to-four family residential mortgage loans because there are fewer potential purchasers of the collateral. Additionally, commercial and multi-family real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, charge-offs on commercial and multi-family real estate loans may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.

As of June 30, 2009, our commercial and multi-family real estate loans totaled $342.3 million, or 12.8% of our total loan portfolio.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business and each loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

•	the duration of the loan;

•	the credit history of a particular borrower; and

•	changes in economic and industry conditions.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which we believe is appropriate to provide for probable losses in our loan portfolio. The amount of this allowance is determined by our management through periodic reviews and consideration of several factors, including, but not limited to:

•	our general reserve, based on our historical default and loss experience and certain macroeconomic factors based on management’s expectations of future events; and

•	our specific reserve, based on our evaluation of non-performing loans and their underlying collateral.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations.

If our allowance for loan losses is not adequate, we may be required to make further increases in our provisions for loan losses and to charge-off additional loans, which could adversely affect our results of operations.

For the quarter ended June 30, 2009, we recorded a provision for loan losses of $12.4 million compared to $4.9 million for the quarter ended June 30, 2008, an increase of $7.5 million. We also recorded net loan charge-offs of $9.5 million for the quarter ended June 30, 2009 compared to $1.8 million for the quarter ended June 30, 2008. For the nine months ended June 30, 2009, we recorded a provision for loan losses of $45.6 million compared to $11.7 million for the nine months ended June 30, 2008, an increase of $33.9 million. We also recorded net loan charge-offs of $19.2 million for the nine months ended June 30, 2009 compared to $6.1 million for the nine months ended June 30, 2008. We are experiencing increasing loan delinquencies and credit losses. Generally, our non-performing loans and assets reflect operating difficulties of individual borrowers resulting from weakness in the local economy; however, more recently the deterioration in the general economy has become a significant contributing factor to the increased levels of delinquencies and non-performing loans. Slower sales and excess inventory in the housing market has been the primary cause of the increase in delinquencies and foreclosures for residential construction loans, which represented 9.3% of our non-performing assets at June 30, 2009. In addition, slowing housing sales have been a contributing factor to the increase in non-performing loans as well as the increase in delinquencies. At June 30, 2009, our total non-performing loans increased to $66.3 million, or 2.5% of total loans, compared to $20.6 million, or 0.88% of total loans, at September 30, 2008. If current trends in the housing and real estate markets continue, we expect that we will continue to experience higher than normal delinquencies and credit losses. Moreover, until general economic conditions improve, we will continue to experience significant delinquencies and credit losses. As a result, we will continue to make provision for loan losses and to charge off additional loans in the future, which could materially adversely affect our financial condition and results of operations.

The results of the internal stress test that we have conducted may be incorrect and may not accurately predict the impact on us if the condition of the economy were to continue to deteriorate more than assumed.

Recently, the Federal Reserve Board announced the results of the SCAP, commonly referred to as the “stress test,” of the near-term capital needs of the nineteen largest U.S. bank holding companies. Under the SCAP methodology, financial institutions were required to maintain Tier 1 common equity at or above 4% of risk weighted assets. Although we were not subject to the Federal Reserve review under the SCAP, we conducted our own analysis of First Federal’s capital position as of June 30, 2009, using many of the same methodologies of the SCAP, but applying underlying economic assumptions relating to potential losses that we believed to be more appropriately tailored to reflect the composition of First Federal’s loan portfolio. Therefore, certain of those economic assumptions were more optimistic than the assumptions used by the nineteen largest banks under the SCAP methodology, including lower loss rates based on First Federal’s historic loan loss rates.

Although our internal stress test concluded that based on management’s assumption and estimates, First Federal would be well capitalized at December 31, 2010, the results of our internal stress test may be inaccurate.

In addition, while we believe we applied appropriate assumptions in performing the stress test, the assumptions underlying the internal stress test may prove to be incorrect. Moreover, the results of the stress test may not accurately reflect the impact on us if economic conditions are materially different than our assumptions.

We are currently in default on the terms of our $35 million line of credit, of which $28 million was outstanding as of June 30, 2009, and the lender may require us to immediately repay the borrowings under the line, thereby reducing the funds available to us.

We are currently in default on the terms of our $35 million line of credit, of which $28 million was outstanding as of June 30, 2009. The terms of the line of credit require that our consolidated ratio of non-performing assets plus other real estate owned ratio to total gross loans plus other real estate owned, not exceed two percent. At June 30, 2009 this ratio was at 2.89%, and as a result we are in default on the line of credit. Under the terms of the credit facility the lender may call the full amount of the borrowings at anytime due to this default. In addition, while the default is continuing we are unable to make additional borrowings under the line. While we are in the process of renegotiating the existing credit facility and hope to address the term, interest rate, and new threshold for the covenant ratio noted above, we cannot assure you that we will successfully renegotiate the line of credit or be able to secure alternative funding. Although we currently have the resources at the holding company level to repay the line of credit, such a repayment would result in a reduction in the funds available to us to operate our business.

An increase in interest rates or change in the programs offered by governmental sponsored entities may reduce our mortgage revenues, which would negatively impact our non-interest income.

Our mortgage banking operations provide a portion of our non-interest income. We generate mortgage revenues primarily from gains on the sale of single family mortgage loans pursuant to programs currently offered by Fannie Mae and Freddie Mac on a servicing retained basis. These entities account for a substantial portion of the secondary market in residential mortgage loans. Any future changes in our eligibility to participate in such programs, the criteria for loans to be accepted under such programs or laws that significantly affect the activity of such entities could, in turn, materially adversely affect our results of operations. Further, in a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors. This would result in a decrease in mortgage revenues and a corresponding decrease in non-interest income. In addition, our results of operations are affected by the amount of non-interest expenses associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment and data processing expense and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in loan originations.

Hedging against interest rate exposure may adversely affect our earnings.

We employ techniques that limit, or “hedge,” the adverse effects of rising interest rates on our loans held for sale, originated interest rate locks and our mortgage servicing asset. Our hedging activity varies based on the level and volatility of interest rates and other changing market conditions. These techniques may include purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, or entering into other mortgage backed derivatives. There are, however, no perfect hedging strategies, and interest rate hedging may fail to protect us from loss. Moreover, hedging activities could result in losses if the event against which we hedge does not occur. Additionally, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	Available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	The duration of the hedge may not match the duration of the related liability;

•	The party owing money in the hedging transaction may default on its obligation to pay;

•	The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	The value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value; and

•	Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

Further economic downturns may adversely affect our investment securities portfolio and profitability.

At June 30, 2009, the cost basis of our available for sale investment portfolio was $534.5 million, including $375.7 million of collateralized mortgage obligations (“CMOs”) and $11.7 million of collateralized debt obligations (“CDOs”) secured by a pool of trust preferred securities issued by various financial institutions. These CMOs are secured by first lien residential jumbo mortgage loans and Alt-A loans geographically dispersed across the United States with a significant amount of the CMOs secured by properties located in California. At June 30, 2009, the fair value of these securities was $539.2 million. Under U.S. generally accepted accounting principles, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other non-credit related factors is recognized in other comprehensive income. During the nine months ended June 30, 2009, we recognized a $741,000 other-than-temporary impairment (“OTTI”) on one CMO, of which the entire amount was identified as credit related and was recorded as a loss in earnings. These OTTI charges were determined based on anticipated adverse changes to the projected cash flows for each of these securities caused by, among other things constant default rates, severity of losses, geographic property value reductions, projected collateral losses, a change in historical prepayment speeds, and a deterioration in the current level of subordination. During the nine months ended June 30, 2009, we recognized a $2.7 million OTTI charge on CDOs of which the entire amount was identified as credit related. These OTTI charges were determined by, among other things, a constant default rate, prepayments and a projected recovery rate on deferring of securities.

We closely monitor these and our other investment securities for changes in credit risk. The valuation of our investment securities and the determination of any OTTI with respect to such securities is highly complex and involves a comprehensive process, including quantitative modeling and significant judgment. The valuation of our investment securities will also continue to be influenced by external market and other factors, including implementation of Securities and Exchange Commission and Financial Accounting Standards Board guidance on fair value accounting, and default rates of specific CMOs and CDOs, rating agency actions, and the prices at which observable market transactions occur. The current market environment significantly limits our ability to mitigate our exposure to valuation changes in our CMO and CDO securities by selling them. Accordingly, if market conditions do not improve or deteriorate further and we determine our holdings of these or other investment securities have additional OTTI, our future earnings and shareholders’ equity could be materially adversely affected.

If the goodwill we have recorded in connection with acquisitions becomes impaired, our earnings and capital could be adversely impacted.

Accounting standards require that we account for acquisitions using the purchase method of accounting. Under purchase accounting, if the purchase price of an acquired company exceeds the fair value of its net assets, the excess is carried on the acquirer’s balance sheet as goodwill. In accordance with generally accepted accounting principles, our goodwill is evaluated for impairment on an annual basis or more frequently if events or circumstances indicate that a potential impairment exists. Such evaluation is based on a variety of factors, including the quoted price of our common stock, market prices of common stock of other banking organizations, common stock trading multiples, discounted cash flows, and data from comparable acquisitions. As of June 30, 2009, our balance sheet reflected $27.9 million of goodwill. If we were required to record a goodwill impairment charge, our results of operations and stock price may be materially adversely affected.

Fluctuating interest rates can adversely affect our profitability.

Our profitability is dependent to a large extent upon net interest income, which is the difference (or “spread”) between the interest earned on our interest-earning assets and the interest paid on our interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread, and, in turn, our profitability.

The FDIC has increased deposit insurance premiums to restore and maintain the federal deposit insurance fund, which has increased our costs.

During the second quarter of 2009, the FDIC increased deposit insurance assessment rates generally and imposed a special assessment of five basis points on each insured institution’s total assets less Tier 1 capital. This special assessment was calculated based on the insured institution’s assets at June 30, 2009, and will be collected on September 30, 2009. Based on the assets of First Federal as of June 30, 2009 subject to the FDIC assessment, the special assessment totaled approximately $1.6 million. This special assessment is in addition to the regular quarterly risk-based assessment. The FDIC has announced that an additional special assessment in 2009 of up to five basis points is probable.

The FDIC deposit insurance fund may suffer additional losses in the future due to bank failures. There can be no assurance that there will not be additional significant deposit insurance premium increases in order to restore the insurance fund’s reserve ratio.

Acquisitions may disrupt our business and adversely affect our operating results.

On April 10, 2009, we reached an agreement with the FDIC to acquire assets with a fair value of approximately $413.2 million and assume liabilities with a fair value of approximately $384.3 million from Cape Fear Bank. We also acquired eight branches of Cape Fear Bank in the transaction. The loans aquired in the Cape Fear transaction are subject to a loss sharing arrangement that also requires us to share higher than expected recoveries. We expect to continue to grow by acquiring additional insurance agencies or assets of insurance agencies, other financial institutions, related businesses or branches of other financial institutions that we believe provide a strategic fit with our business. To the extent that we grow through acquisitions, we may not be able to adequately or profitably manage this growth. In addition, such acquisitions may involve the issuance of stock, which may have a dilutive effect on earnings per share. Acquiring banks, bank branches, businesses, other insurance agencies or assets of insurance agencies involves risks commonly associated with acquisitions, including:

•	Potential exposure to unknown or contingent liabilities of insurance agencies or assets of insurance agencies, financial institutions, businesses or branches we acquire;

•	Exposure to potential asset quality issues of the acquired insurance agencies or assets of insurance agencies, financial institutions, businesses or branches;

•	Difficulty and expense of integrating the operations and personnel of insurance agencies or assets of insurance agencies, financial institutions, businesses or branches we acquire;

•	Potential diversion of our management’s time and attention;

•	The possible loss of key employees and customers of the insurance agencies or assets of insurance agencies, financial institutions, businesses or branches we acquire;

•	Difficulty in estimating the value of the insurance agencies or assets of insurance agencies, financial institutions, businesses or branches to be acquired; and

•	Potential changes in banking, insurance or tax laws or regulations that may affect the insurance agencies, financial institutions or businesses to be acquired.

Continued or worsening credit availability could limit our ability to replace deposits and fund loan demand, which could adversely affect our earnings and capital levels.

Continued or worsening credit availability and the inability to obtain adequate funding to replace deposits and fund continued loan growth may negatively affect asset growth and, consequently, our earnings capability and capital levels. In addition to any deposit growth, maturity of investment securities and loan payments, we rely from time to time on advances from the Federal Home Loan Bank of Atlanta, borrowings from the Federal Reserve Bank of Richmond and certain other wholesale funding sources to fund loans and replace deposits. In the event the economy does not improve or continues to deteriorate, these additional funding sources could be negatively affected which could limit the funds available to us. Our liquidity position could be significantly constrained if we were unable to access funds from the Federal Home Loan Bank of Atlanta, the Federal Reserve Bank of Richmond or other wholesale funding sources.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. With the proceeds of the offering made by this prospectus supplement, we anticipate that our capital resources will satisfy our capital requirements for the foreseeable future. We may at some point need to raise additional capital to support continued growth, both organically and through acquisitions.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we cannot make assurances that we will be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired and our financial condition and liquidity could be materially and adversely affected.

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including rules and policies applicable to participants in the TARP Capital Purchase Program as well as changes that may restrict our ability to foreclose on single-family home loans and offer overdraft protection.

We are subject to extensive regulation, supervision and examination by federal banking authorities. Any change in applicable regulations or laws could have a substantial impact on us and our operations. Additional legislation and regulations that could significantly affect our powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on our financial condition and results of operations. The rules and policies applicable to recipients of capital under the TARP Capital Purchase Program have been significantly revised and supplemented since the inception of that program, and continue to evolve. New legislation proposed by Congress may give bankruptcy courts the power to reduce the increasing number of home foreclosures by giving bankruptcy judges the authority to restructure mortgages and reduce a borrower’s payments. Property owners would be allowed to keep their property while working out their debts. Federal and state legislatures may consider other similar bills placing temporary moratoriums on foreclosure sales or otherwise modifying foreclosure procedures to the benefit of borrowers and the detriment of lenders. These laws may restrict our collection efforts on one-to-four family loans. Additional legislation proposed or under consideration in Congress would give current debit and credit card holders the chance to opt out of an overdraft protection program and limit overdraft fees which could result in additional operational costs and a reduction in our non-interest income.

Further, our regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by financial institutions and holding companies in the performance of their supervisory and enforcement duties. In this regard, banking regulators are considering additional regulations governing compensation which may adversely affect our ability to attract and retain employees. Additionally, on

June 17, 2009, the U.S. Treasury released a white paper proposing sweeping financial reforms, including the creation of a Consumer Financial Protection Agency with extensive powers. If enacted, the proposals would significantly alter not only how financial firms are regulated but also how they conduct their business. The exercise of regulatory authority generally may have a negative impact, which may be material, on our results of operations and financial condition.

A general decline in economic conditions and volatility or declines in premiums or claims associated with catastrophic events may adversely affect the revenues of our insurance segment.

To the extent our insurance clients become adversely affected by weak economic conditions, they may choose to limit their purchases of insurance coverage, which would inhibit our ability to generate commission revenue. In addition, our insurance segment revenues consist primarily of commissions and fees paid to us out of the premiums that insurers charge our clients for coverage. We have no control over premium rates, and our revenues are subject to change to the extent that premium rates fluctuate or trend in a particular direction. If premium rates decline, the revenues of our insurance segment will be adversely affected. One type of commission paid by insurance carriers to our insurance segment, contingent commission, is based on premium growth and claims experience. In the event of a natural disaster involving a commonly insured peril, e.g. windstorm, the contingent commission typically earned by our insurance segment will be adversely affected.

Decreases in interest rates may adversely affect the value of our servicing asset.

Decreases in interest rates lead to increases in the prepayment of mortgages by borrowers, which may reduce the value of our servicing asset in spite of our hedging techniques. The servicing asset is the estimated present value of the fees we expect to receive on mortgages we service over their expected term. If prepayments increase above expected levels, the value of the servicing asset decreases because the amount of future fees expected to be received by us decreases. We will be required to recognize this decrease in value by taking a charge against our earnings, which would cause our profits to decrease. We have experienced an increase in prepayments of mortgages at times in the past as interest rates have decreased dramatically, which has impacted the value of our servicing asset.

Risks Relating to the Offering and our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock when you want or at prices you find attractive.

We cannot predict how our common stock will trade in the future. The market value of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock prices and operating results of our competitors;

•	regulatory developments; and

•	other developments related to the financial services industry.

The market value of our common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of our common stock.

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or from the perception that such sales could occur.

Our board of directors is authorized generally to cause us to issue additional common stock, as well as series of preferred stock, without any action on the part of our shareholders except as may be required under the listing requirements of the Nasdaq Stock Market. In addition, the board has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

We will retain broad discretion in using the net proceeds from this offering, and may not use the proceeds effectively.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, providing capital to support the growth of our subsidiaries and other strategic opportunities. We may also seek the approval of our regulators to utilize the proceeds of this offering and other cash available to us to repurchase all or a portion of the Series A Preferred Stock and the Warrant we issued to the Treasury pursuant to the TARP Capital Purchase Program. We have not determined if, or when, we will seek the approval of our regulators to repurchase the Series A Preferred Stock and the Warrant, and no assurance can be given that such approval will be granted if requested.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will retain broad discretion to allocate the net proceeds of this offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from this offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to use the net proceeds of this offering effectively could have an adverse effect on our business, financial condition and results of operations.

Regulatory and contractual restrictions may limit or prevent us from paying dividends on our common stock.

First Financial is an entity separate and distinct from its subsidiaries and derives substantially all of its revenue in the form of dividends from its subsidiaries. Accordingly, First Financial is and will be dependent upon dividends from its subsidiaries to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on its common and preferred stock. The subsidiaries abilities to pay dividends are subject to their ability to earn net income and, in the case of First Federal, to meet certain regulatory requirements. In the event the subsidiaries were unable to pay dividends to First Financial, First Financial may not be able to pay dividends on its common or preferred stock. Also, First Financial’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

The securities purchase agreement between us and the Treasury we entered into in connection with the TARP Capital Purchase Program provides that prior to the earlier of (i) December 5, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock we issued to the Treasury have been redeemed by us or transferred by the Treasury to third parties, we may not, without the consent of the Treasury, (a) increase the cash dividend on our common stock to more than $0.255 per share or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than the Series A Preferred Stock) or any trust preferred securities then outstanding. We also are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock. These restrictions, together with the potentially dilutive impact of the Warrant we issued to the Treasury described below, could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our common stock are subject to the prior dividend rights of any holders of our preferred stock at any time outstanding or depositary shares representing such preferred stock then outstanding. Although we have historically declared cash dividends on our common stock, we are not required to do so. On February 2, 2009, we announced our intention to reduce the quarterly dividend on our common stock from $0.255 per share to $0.05 per share, effective for the quarter ending March 31, 2009. In the future we may further reduce or eliminate our common stock dividend. This could adversely affect the market price of our common stock.

If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.

As of June 30, 2009, we had outstanding $45.0 million aggregate principal amount of junior subordinated debt securities issued in connection with our sale of trust preferred securities through a statutory business trust. We have also guaranteed these trust preferred securities and entered into an indenture in connection with the debt securities we issued. The indenture, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including our Series A preferred stock and our common stock) at any time when (i) there shall have occurred and be continuing an event of default under the indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under the indenture; or (ii) we are in default with respect to payment of any obligations under the related guarantee; or (iii) we have deferred payment of interest on the junior subordinated debt securities outstanding under that indenture. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debt securities of each series from time to time for up to five years.

Events of default under the indenture generally consist of our failure to pay interest on the junior subordinated debt securities outstanding under the indenture under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debt securities when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or First Federal.

As a result of these provisions, if we were to elect to defer payments of interest on our junior subordinated debt securities, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on the Series A Preferred Stock or our common stock, from redeeming, repurchasing or otherwise acquiring any of our Series A Preferred Stock or our common stock, and from making any payments to holders of our Series A Preferred Stock or our common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of our common stock. Moreover, without notice to or consent from the holders of our common stock or Series A Preferred Stock, we may issue additional series of junior subordinated debt securities in the future with terms similar to those of our existing junior subordinated debt securities or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.

Our common stock constitutes equity and is subordinate to our existing and future indebtedness and our Series A Preferred Stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

The shares of our common stock represent equity interests in us and do not constitute indebtedness. Accordingly, the shares of our common stock will rank junior to all of our existing and future indebtedness and to other non-equity claims on First Financial with respect to assets available to satisfy claims on First Financial. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of the holder(s) of our Series A Preferred Stock. The Series A Preferred Stock has an aggregate liquidation preference of $65.0 million. As noted above, the terms of the Series A Preferred Stock prohibit us from paying dividends with respect to our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to the Series A Preferred Stock have been paid.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, holders of our common stock will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At June 30, 2009, our subsidiaries’ total deposits and borrowings were approximately $3.3 billion.

Our Series A Preferred Stock impacts net income available to our common shareholders and earnings per common share, and the Warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared on our Series A Preferred Stock reduce the net income available to common shareholders and our earnings per common share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of First Financial. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the Warrant we issued to the Treasury in conjunction with the sale to the Treasury of the Series A Preferred Stock is exercised. The 483,391 shares of common stock underlying the Warrant represent approximately 4.0% of the shares of our common stock outstanding as of June 30, 2009 (including the shares issuable upon exercise of the Warrant in total shares outstanding). The number of shares underlying the Warrant will be reduced to 241,696 shares if we receive gross proceeds of at least $65.0 million in one or more “qualified equity offerings” completed prior to December 31, 2009. This offering constitutes a qualified equity offering. Although the Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the Warrant, a transferee of any portion of the Warrant or of any shares of common stock acquired upon exercise of the Warrant is not bound by this restriction.

If we are unable to redeem our Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem our Series A Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $3.3 million annually) to 9.0% per annum (approximately $5.9 million annually). Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

Our common stock trading volume may not provide adequate liquidity for investors.

Although shares of our common stock are listed on the NASDAQ Global Select Market, the average daily trading volume in the common stock is less than that of many larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have has no control. Given the daily average trading volume of our common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of our common stock.

Anti-takeover provisions could negatively impact our shareholders.

Provisions in our Certificate of Incorporation and Bylaws, the corporate law of the State of Delaware and federal regulations could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the market price of our common stock. These provisions include: supermajority voting requirements for certain business combinations with any person who beneficially owns 15% or more of our outstanding common stock; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our Board of Directors and for proposing matters that stockholders may act on at stockholder meetings, a requirement that only directors may fill a vacancy in our Board of Directors, supermajority voting requirements to remove any of our directors and the other provisions described under “Description of Common Stock and Preferred Stock—Anti-Takeover Effects” in the accompanying prospectus Our Certificate of Incorporation also authorizes our Board of Directors to issue preferred stock, and preferred stock could be issued as a defensive measure in response to a takeover proposal. For further information, see “Description of Common Stock and Preferred Stock—Preferred Stock” in the accompanying prospectus. In addition, pursuant to OTS regulations, as a general matter, no person or company, acting individually or in concert with others, may acquire more than 10% of our common stock without prior approval from the OTS.

These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our Board of Directors.

USE OF PROCEEDS

Our estimated net proceeds from this offering are approximately $60.6 million, or approximately $69.8 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and other estimated expenses of this offering. We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, providing capital to support the growth of our subsidiaries and other strategic business opportunities, including FDIC-assisted transactions. We may also seek the approval of our regulators to utilize the proceeds of this offering and other cash available to us to repurchase all or a portion of the Series A Preferred Stock and the Warrant we issued to the Treasury. Pending allocation to specific uses, we intend to invest the proceeds in short-term interest-bearing investment grade securities.

CAPITALIZATION

The following table shows our consolidated capitalization (unaudited) as of June 30, 2009 and as adjusted to give effect to the issuance of the common stock offered hereby. You should read the following table with the consolidated financial statements and notes, which are incorporated by reference into this prospectus supplement. Our capitalization is presented on a historical basis and on a pro forma basis as if the offering had been completed as of June 30, 2009 based on the following:

•	the sale of 4,193,550 shares of common stock at a price of $15.50 per share,

•	the net proceeds to us in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering of $4.4 million, are $60.6 million;

•	all of the net proceeds to us in this offering are contributed to First Federal;

•	no liquid assets of First Financial other than the net proceeds from this offering are contributed to First Federal; and

•	the underwriter’s over-allotment option is not exercised.

	At June 30, 2009
	Actual	As Adjusted
	(dollars in thousands except per share data)
DEBT
Advances from FHLB	$492,880	$492,880
Other short term debt	373,812	373,812
Long term debt	46,392	46,392

Total debt	$913,084	$913,084

STOCKHOLDERS’ EQUITY
Serial preferred stock ($.01 par value), 3,000,000 shares authorized; 65,000 shares of Series A Preferred Stock outstanding, liquidation preference of $1,000 per share	$1	$1
Common stock ($.01 par value); 24,000,000 shares authorized; 11,699,426 shares outstanding actual; 15,892,976 shares outstanding, as adjusted	166	208
Additional paid-in capital	124,252	184,849
Retained earnings, substantially restricted	269,792	269,792
Accumulated other comprehensive income (loss), net of income taxes	2,381	2,381
Treasury stock of cost, 4,938,411 shares at June 30, 2009	(103,563)	(103,563)
Total stockholders’ equity	293,029	353,668

Total capitalization	$1,206,113	$1,266,752

Book value per share	$19.49	$18.16
Tangible book value per common share (1)	16.43	15.91

Equity to total assets	8.12%	9.64%
Tangible common equity to tangible assets (2)	5.38%	6.96%

Regulatory capital ratios (3)
Total risk-based capital ratio	10.80%	13.04%
Tier 1 risk-based capital ratio	9.54%	11.78%
Leverage ratio	7.29%	8.84%

(1)	Tangible book value per common share is defined as total stockholders’ equity, less outstanding preferred stock, reduced by recorded goodwill and other intangible assets divided by total common shares outstanding and is calculated on a consolidated basis.
(2)	Tangible common equity to tangible assets is defined as total stockholders’ equity, less outstanding preferred stock, reduced by recorded goodwill and other intangible assets divided by total assets reduced by recorded goodwill and other intangible assets.
(3)	Regulatory capital ratios are calculated for First Federal and not First Financial on a consolidated basis.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on the Nasdaq Global Select Market under the symbol “FFCH.” Shareholders of record as of September 17, 2009 totaled 2,060 based upon securities position listings furnished to us by our transfer agent. This total does not reflect the number of persons or entities who hold stock in nominee or “street” name through various brokerage firms. As of August 31, 2009, there were 11,699,985 shares of our common stock issued and outstanding. The following tables show the reported high and low sale prices of our common stock for the periods presented, as well as the cash dividends declared per share of common stock for each of those periods.

Year Ending September 30, 2009	High	Low	Cash Dividend Declared
First quarter	$26.53	$16.00	$0.255
Second quarter	22.49	4.95	0.05
Third quarter	10.57	7.39	0.05
Fourth quarter (through September 23, 2009)	18.64	8.57	0.05

Year Ended September 30, 2008
First quarter	$33.79	$24.77	$0.255
Second quarter	28.02	20.20	0.255
Third quarter	25.75	16.07	0.255
Fourth quarter	42.61	15.12	0.255

Year Ended September 30, 2007
First quarter	$41.50	$33.50	$0.250
Second quarter	39.96	32.62	0.250
Third quarter	35.95	32.40	0.250
Fourth quarter	33.99	26.49	0.250

The timing and amount of cash dividends paid on our common stock depends on our earnings, capital requirements, financial condition and other relevant factors and is subject to the discretion of our board of directors. After consideration of these factors, on February 2, 2009, we announced a reduction of the quarterly dividend on our common stock from $0.255 per share to $0.05 per share. We have paid cash dividends on our common stock for every full calendar quarter since paying our first dividend in February 1986. The primary source for dividends paid to our stockholders is dividends paid to us from First Federal. There are regulatory restrictions on the ability of our subsidiary bank to pay dividends. Under federal regulations, the dollar amount of dividends an institution may pay depends upon its capital position and recent net income. Generally, First Federal may not declare or pay a cash dividend on its stock or repurchase shares of its stock if it would cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements. Pursuant to the OTS regulations, First Federal generally may make capital distributions during any calendar year equal to net income for the calendar year-to-date plus net income for the previous two calendar year-to-date periods, assuming the distribution would not cause regulatory capital to be reduced below the required amount. First Federal is required to provide notice to the OTS 30 days prior to the declaration of a dividend. At June 30, 2009, First Federal would have been permitted under OTS regulations to make capital distributions of up to approximately $75.0 million. To declare a dividend in excess of this amount, First Federal would be required to file an application with the OTS subject to its review and approval. Unlike First Federal, we are not subject to any regulatory restrictions on the payment of dividends; however, we are subject to the requirements of Delaware law. Under Delaware law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In order to pay such cash dividends, however, we must have available cash either from dividends received from First Federal or earnings on our assets.

In addition to the legal and regulatory restrictions described above, certain contractual provisions limit our ability to pay dividends on our common stock. The securities purchase agreement between us and the Treasury, pursuant to which we issued our Series A Preferred Stock and Warrant as part of the TARP Capital Purchase Program provides that prior to the earlier of (i) December 5, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of the Treasury, (a) pay a quarterly cash dividend on our common stock of more than $0.255 per share or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock, other than the Series A Preferred Stock, or any trust preferred securities then outstanding. In addition, under the terms of the Series A Preferred Stock, we may not pay dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock. Dividends on the Series A Preferred Stock are payable quarterly at a rate of 5% per annum for the first five years and a rate of 9% per annum thereafter if not redeemed prior to that time.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan or arrangement to which Part 4 of Title I of the Employee Retirement Income Security Act of 1974 (which we refer to as “ERISA”) applies (which we refer to as an “ERISA plan”) should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before allowing the plan to purchase our common stock. Accordingly, among other factors, the fiduciary should consider whether the purchase would be consistent with the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA plan and whether the purchase could constitute a “prohibited transaction” under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit an ERISA plan as well as any individual retirement account and other arrangement to which Section 4975 of the Code applies (which together with an ERISA plan we refer to individually as a “statutory plan”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (which we refer to individually as a “party in interest”) with respect to any such statutory plan, which transactions are commonly called “prohibited transactions”. The Company or any of the underwriters may be considered a party in interest with respect to a statutory plan. For example, if any of the underwriters or any of their affiliates are engaged in providing services to such plan such underwriters or their affiliates would be a party in interest. A violation of the “prohibited transaction” rules may result in an excise tax under Section 4975 of the Code for such persons unless exemptive relief is available under an applicable statutory or administrative exemption. In addition, the fiduciary of a statutory plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA.

There is a risk that a purchase of our common stock by a statutory plan could constitute a prohibited transaction under ERISA and Section 4975 of the Code. For example, if a statutory plan sponsored by the Company purchases our common stock either directly or indirectly by reason of the activities of one or more of its affiliates, the purchase of our common stock could be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code unless exemptive relief were available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued three administrative prohibited transaction class exemptions (which we refer to as “PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase of our common stock. These class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers; and

•	PTCE 75-1, as amended, for purchases of underwritten securities in a public offering.

Furthermore, there are employee benefit plans other than statutory plans (such as governmental plans, as defined in Section 3(32) of ERISA, church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA) which, while not subject to the requirements of Part 4 of Title I of ERISA or Section 4975 of the Code, may be subject to laws which have a similar purpose or effect to the fiduciary and prohibited transaction provisions under Part 4 of Title I of ERISA and Section 4975 of the Code (which we refer to as “Similar Laws”).

Based on the foregoing, our common stock should not be purchased by any person investing “plan assets” of any statutory plan, any entity whose underlying assets include “plan assets” under ERISA by reason of any statutory plan’s investment in the entity, or any employee benefit plan which is subject to Similar Laws, unless the fiduciary for any such plan or entity can determine that such purchase will not result in a prohibited transaction under Part 4 of Title I of ERISA, Section 4975 of the Code, or any comparable provision under Similar Law. Any person who is a fiduciary for such a plan or entity should consult with counsel regarding the risk, if any, of a prohibited transaction arising from the purchase of our common stock and whether any exemptive relief is necessary and available in light of such risk.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which Sandler O’Neill & Partners, L.P. is acting as representative of the underwriters. We have entered into an underwriting agreement with Sandler O’Neill & Partners, L.P., acting as representative of the underwriters named below, with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the respective number of shares of our common stock set forth opposite its name below.

Name	Number of Shares
Sandler O’Neill & Partners, L.P.	2,516,131
Keefe Bruyette & Woods	1,048,387
Scott & Stringfellow, LLC	314,516
FIG Partners, LLC	314,516

Total	4,193,550

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are taken. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ over-allotment option described below, unless and until such option is exercised.

Over-Allotment Option. We have granted the underwriters an option, exercisable no later than 30 calendar days after the date of the underwriting agreement, to purchase up to an aggregate of 629,032 additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus supplement.

Commissions and Expenses. The underwriters propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $0.53 per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $0.10 per share on sales to other brokers and dealers. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Per Share	Total Without Over-Allotment Exercise	Total With Over-Allotment Exercise
Public offering price	$15.50	$65,000,025	$74,750,021
Underwriting discount and commissions payable by us	$0.891	$3,736,453	$4,296,920
Proceeds to us (before expenses)	$14.609	$61,263,572	$70,453,100

In addition to the underwriting discount, we will reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, regardless of whether this offering is consummated, including, without limitation, all marketing, syndication and travel expenses and up to $175,000 of legal fees and expenses. We estimate that the total expenses of this offering, exclusive of underwriting discounts and commissions, will be approximately $625,000, and are payable by us.

Indemnity. We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-Up Agreement. Except for shares held by our trust department in a fiduciary capacity, we and each of our directors and executive officers, have agreed, for a period of 90 days after the date of the underwriting agreement, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale or otherwise dispose of or hedge, directly or indirectly, any common shares or securities convertible into, exchangeable or exercisable for any common shares or warrants or other rights to purchase our common shares or other similar securities without, in each case the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transactions or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common shares, whether such transaction would be settled by delivery of common shares or other securities, in cash or otherwise. The 90-day restricted period described above will be automatically extended if (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restricted period will continue to apply until the expiration of the date that is 15 calendar days plus three business day after the date on which the earnings release is issued or the material news or material event related to us occurs.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on The Nasdaq Global Select Market, may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters. Sandler O’Neill & Partners, L.P., Keefe, Bruyette & Woods, Scott and Stringfellow, LLC and FIG Partners, LLC and some of their respective affiliates have performed and expect to continue to perform financial advisory and investment banking services for us from time to time in the ordinary course of their respective businesses, and may have received, and may continue to receive, compensation for such services.

Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to an accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The shares will be listed on the Nasdaq Global Select Market under the symbol “FFCH.”

LEGAL MATTERS

Certain matters relating to the offering of the common stock will be passed upon for us by Breyer & Associates PC, McLean, Virginia. King & Spalding LLP, Atlanta, Georgia will act as counsel for the underwriters.

EXPERTS

The consolidated statements of financial condition of First Financial Holdings, Inc. and subsidiaries as of September 30, 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the year ended September 30, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2008, are included in our Annual Report on Form 10-K for the year ended September 30, 2008, and incorporated by reference in this prospectus supplement and in the registration statement have been so incorporated by reference, in reliance on the reports of Grant Thornton LLP, independent registered public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing is giving said reports.

Grant Thornton LLP’s audit report covering the September 30, 2008 consolidated financial statements refers to the fact that First Financial Holdings, Inc. adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective October 1, 2007, and the provisions of SEC Staff Accounting Bulletin No. 109, “Restatement of SAB No. 105, Application of Accounting Principles to Loan Commitments,” effective January 1, 2008.

The statement of assets acquired and liabilities assumed by First Federal (a wholly owned subsidiary of First Financial) pursuant to the Receipt of Purchase and Assumption Agreement dated April 10, 2009, are included in our Current Report on Form 8-K/A filed on June 26, 2009, and incorporated by reference in this prospectus supplement and in the registration statement have been so incorporated by reference, in reliance on the report of Grant Thornton LLP, independent registered public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated statements of financial condition of First Financial Holdings, Inc. and subsidiaries as of September 30, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the two-year period ended September 30, 2007, and the report on the effectiveness of internal control over financial reporting as of September 30, 2007, are included in our Annual Report on Form 10-K for the year ended September 30, 2007, and incorporated by reference in this prospectus supplement and in the registration statement, in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s audit report covering the September 30, 2007 consolidated financial statements refers to the fact that First Financial Holdings, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective October 1, 2005, Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140, effective October 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective September 30, 2007.

Effective December 14, 2007, the client-auditor relationship between First Financial Holdings, Inc. and KPMG LLP ceased as previously disclosed in the Form 8-Ks filed on November 29, 2007, December 20, 2007, December 21, 2007 and February 5, 2008.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on the investor relations page of our website at www.firstfinancialholdings.com. Information on our website is not part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We filed a registration statement on Form S-3 to register with the SEC the shares of common stock to be issued in this offering. This prospectus supplement and the accompanying prospectus do not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You can obtain the full registration statement from the SEC as indicated above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC after the date of this prospectus and until the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act (excluding any portion of any such document that has been furnished pursuant to Items 2.02 and 7.01 of Form 8-K and deemed not to be filed with the SEC):

•	our Annual Report on Form 10-K for the year ended September 30, 2008;

•

our Current Reports on Form 8-K filed on October 24, 2008, December 1, 2008, December 5, 2008, February 3, 2009 (as amended on February 3, 2009), April 16, 2009 (as amended on June 26, 2009), July 16, 2009 and September 21, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on June 30, 1998, including any amendments or reports filed to update such description.

Nothing in this prospectus supplement shall be deemed to incorporate information deemed furnished but not filed with the SEC.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus supplement by requesting them from us in writing or by telephone at the following address:

First Financial Holdings, Inc.

34 Broad Street

Charleston, South Carolina 29401

(843) 529-5933

Attention: Corporate Secretary

PROSPECTUS

$100,000,000

FIRST FINANCIAL HOLDINGS, INC.

Debt Securities

Common Stock

Preferred Stock

Depository Shares

Purchase Contracts

Warrants

Units

We may offer and sell from time to time, in one or more series, our debt securities, which may consist of notes, debentures, or other evidences of indebtedness, shares of our common stock or preferred stock, depository shares, purchase contracts, warrants and units comprised of two or more of these securities in any combination. The debt securities and preferred stock may be convertible into or exchangeable for other securities of ours. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “FFCH.”

Investing in our securities involves risks. See the section entitled “Risk Factors ” contained on page 10 of this prospectus and in the applicable prospectus supplement.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2009

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND

THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	the prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following table of contents and the table of contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the securities described in this prospectus in one or more offerings, up to a total dollar amount for all offerings of $100,000,000. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of the offer and include a discussion of any risk factors or other special considerations that apply to the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “First Financial,” the “Company,” “we,” “us,” “our” or similar references mean First Financial Holdings Inc. and references to “First Federal” mean First Federal Savings and Loan Association of Charleston.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933, or the “Securities Act,” that registers the offer and sale of the securities that we may offer under this prospectus. The registration statement, including the attached exhibits and schedules included or incorporated by reference in the registration statement, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, or the “Exchange Act.”

You may read and copy this information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is:

http://www.sec.gov

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)
Annual Report on Form 10-K	Year ended September 30, 2008

Current Reports on Form 8-K (In each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	Filed on October 24, 2008, December 1, 2008 and December 5, 2008

This prospectus also incorporates by reference the description of our common stock set forth in the Form 8-K filed on June 30, 1988, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, we incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the offering of the securities covered by this prospectus or until we terminate this offering. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our business, financial condition and results of operations and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet world wide web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

First Financial Holdings, Inc.

Attention: Dorothy B. Wright

34 Broad Street

Charleston, South Carolina 29401

843-529-5931

In addition, we maintain a corporate website, www.firstfinancialholdings.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this registration statement.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplements and the other documents we incorporate by reference in this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements, which are based on certain assumptions and describe our future goals, plans, strategies, and expectations, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Although we believe that our plans, intentions and expectations, as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus, the applicable prospectus supplements or any document incorporated by reference. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under Item 1A—“Risk Factors” in our most recent annual report on Form 10-K, under the caption “Risk Factors” in the applicable prospectus supplement, and in other reports filed with the Securities and Exchange Commission. Additional factors include, but are not limited to:

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

•

results of examinations of us by the Office of Thrift Supervision and our savings association subsidiary by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets;

•	fluctuations in agricultural commodity prices, crop yields and weather conditions;

•	our ability to control operating costs and expenses;

•	our ability to successfully implement our branch expansion strategy;

•

our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

•	our ability to manage loan delinquency rates;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

•	changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board;

•	war or terrorist activities; and

•	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements except as may be required by law.

PROSPECTUS SUMMARY

This summary highlights selected information about First Financial and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities We May Offer

We may use this prospectus to offer securities in an aggregate amount of up to $100,000,000 in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Common Stock

We may sell our common stock, no par value per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of: our debt securities, preferred stock, depositary shares or common stock; capital securities of a trust formed by us; securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing; currencies; or commodities. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware of focused on or that management deems immaterial. Our business, financial condition or results or operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

FIRST FINANCIAL HOLDINGS, INC.

First Financial, a Delaware corporation, was incorporated in 1987. We operate principally through First Federal, a federally-chartered stock savings and loan association that is our wholly owned subsidiary. Our consolidated assets were $3.0 billion as of September 30, 2008.

Our subsidiaries provide a full range of financial services designed to meet the financial needs of our customers, including the following:

•	banking

•	cash management

•	retail investment services

•	mortgage banking

•	insurance, and

•	trust and investment management services.

Based on asset size, First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina. We currently conduct business through 38 full service retail branch sales offices, 16 in-store retail branch sales offices, and four limited services branches located in the following counties: Charleston (20), Berkeley County (3), Dorchester (6), Hilton Head area of Beaufort County (3), Georgetown County (3), Horry County (16), Florence County (6) and the Sunset Beach area of Brunswick County, North Carolina (1).

Primarily we act as a financial intermediary by attracting deposits from the general public and using those funds, together with borrowings and other funds, to originate first mortgage loans on residential properties located in our primary market areas. We also make construction, consumer, non-residential mortgage and commercial business loans and invest in mortgage-backed securities, federal government and agency obligations, money market obligations and certain corporate obligations. Through subsidiaries of First Financial or subsidiaries of First Federal, we also engage in full-service brokerage activities, property, casualty, life and health insurance sales, third party administrative services, trust and fiduciary services, reinsurance of private mortgage insurance and premium finance activities. Other than banking, insurance operations constitutes a reportable segment of business operations.

First Federal is a member of the Federal Home Loan Bank System and its deposits are insured by the Federal Deposit Insurance Corporation, or FDIC, up to applicable limits. First Federal is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision, or OTS, and the FDIC.

Our common stock trades on the Nasdaq Global Select Market under the symbol “FFCH.”

Our principal executive offices are located at 34 Broad Street, Charleston, South Carolina 29401. Our telephone number is (843) 529-5933.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 4 of this prospectus.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

	Fiscal Year Ended September 30,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges:
Including interest on customer deposits	1.44x	1.47x	1.60x	1.75x	1.77x
Excluding interest on customer deposits	2.13x	2.38x	2.47x	2.46x	2.38x

For the purpose of computation, the term “earnings” represents earnings from continuing operations before taxes and interest expense. Fixed charges, excluding interest on customer deposits, represents interest expense on Federal Home Loan Bank advances and other borrowed funds. Fixed charges, including interest on customer deposits, represent all of the foregoing items plus interest on deposits.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include repurchasing our outstanding common stock, financing possible acquisitions of branches, other financial institutions, other businesses that are related to banking or diversification into other banking-relating businesses, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.

REGULATION AND SUPERVISION

Our principal subsidiary, First Federal, is a federally-chartered stock savings and loan association and is subject to regulation and supervision by the OTS and by the FDIC. As the holding company for First Federal, we are a savings and loan holding company subject to regulation and supervision by the OTS.

In addition, dividends, loans and advances from First Federal are restricted by certain laws and regulations. The FDIC and the OTS can limit First Federal’s payment of dividends based on, among other factors, the maintenance of adequate capital for such subsidiary bank.

In addition, there are various statutory and regulatory limitations on the extent to which First Federal can finance us or otherwise transfer funds or assets to us, whether in the form of loans, extensions of credit, investments or asset purchases. These extensions of credit and other transactions involving First Federal and us are limited in amount to 10% of First Federal’s capital and surplus and, with respect to us and any nonbanking subsidiaries, to an aggregate of 20% of First Federal’s capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

For a discussion of the material elements of the regulatory framework applicable to savings and loan holding companies and their subsidiaries, and specific information relevant to us, you should refer to our most recent Annual Report on Form 10-K and the subsequent quarterly and current reports filed by us with the SEC pursuant to the Exchange Act, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds rather than for the protection of security holders.

Changes to the laws and regulations applicable to us or our subsidiaries can affect the operating environment of savings and loan holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries’ financial condition or results of operations.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” between us and Wilmington Trust Company, as senior indenture trustee (or such other senior indenture trustee as may be named in the applicable prospectus supplement). Subordinated debt securities will be issued under a separate indenture, referred to as the “subordinated indenture,” between us and Wilmington Trust Company, as subordinated indenture trustee (or such other subordinated indenture trustee as may be named in the applicable prospectus supplement). The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. A copy of the form of each of these indentures is an exhibit to the registration statement of which this prospectus is a part.

The following briefly describes the general terms and provisions of the debt securities which may be offered and the indentures governing them. The particular terms of the debt securities offered, and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in a prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. The indentures also do not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. Nothing in the subordinated indenture prohibits the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities—Subordination” and in the applicable prospectus supplement.

We may issue debt securities if the conditions contained in the applicable indenture are satisfied. These conditions include the adoption of resolutions by our board of directors that establish the terms of the debt securities being issued. Any resolution approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, which may include:

•	the title and series designation;

•	the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

•	the principal amount payable, whether at maturity or upon earlier acceleration;

•

whether the principal amount payable will be determined with reference to an index, formula or other method which may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices;

•	whether the debt securities will be issued as original issue discount securities (as defined below);

•	the date or dates on which the principal of the debt securities is payable;

•	any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

•	the date from which any interest will accrue;

•	any interest payment dates;

•	whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination;

•	the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

•	the stated maturity date;

•	whether the debt securities are to be issued in global form;

•	any sinking fund requirements;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the denominations of the securities or series of securities;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	any restrictions on the offer, sale and delivery of the debt securities;

•	the place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

•	whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•

the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	a description of any documents or certificates that must be received prior to the issuance of any definitive securities;

•

whether and under what circumstances additional amounts will be paid to non-U.S. citizens in connection with any tax, assessment or governmental charge and whether securities may be redeemed in lieu of paying such additional fees;

•	the identity of each security registrar or paying agent (if other than trustee);

•	any provisions granting special rights to securities holders upon the occurrence of specified events;

•	any deletions from, modifications of, or additions to any default events or covenants set forth in the form of indenture;

•	the portion of the principal amount payable upon the declaration of acceleration of the maturity of any securities;

•	the date any bearer securities of or within the series and any temporary global security representing outstanding securities shall be dated, if other than date of original issuance; and

•	any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

The debt securities may be issued as “original issue discount securities” which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

Under the indentures, the terms of the debt securities of any series may differ and we may, without the consent of the holders of the debt securities of any series, reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Please see the prospectus supplement or pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.

You should be aware that special United States Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.

Ranking of Debt Securities; Holding Company Structure

Senior Debt Securities. Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities. Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our senior indebtedness, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to those subordinated debt securities. We will also state in that prospectus supplement limitations, if any, on the issuance of additional senior indebtedness.

Holding Company Structure. The debt securities will be our exclusive obligations. We are a holding company and substantially all of our consolidated assets are held by our subsidiary, First Federal. Accordingly, our cash flows and our ability to service our debt, including the debt securities, are dependent upon the results of operations of our subsidiaries and the distribution of funds by our subsidiaries to us. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends our subsidiaries can pay, and also restrict certain subsidiaries from making investments in or loans to us.

Because we are a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of our subsidiaries. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors and, if applicable, its depositors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. If a receiver or conservator were appointed for First Federal, the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the FDIC as subrogee or transferee) over general creditors. Claims for customer deposits would have a priority over any claims that we may ourselves have as a creditor of First Federal. Unless otherwise specified in the applicable prospectus supplement, the indentures will not limit the amount of indebtedness or other liabilities that we and our subsidiaries may incur.

Registration and Transfer

Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the applicable indenture trustee according to the terms of the applicable indenture and the debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in fully registered form, and in denominations of $1,000 and any integral multiple thereof.

No service charge will be required for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities

Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination. See “Description of Global Securities.”

Redemption and Repurchase

The debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement and pricing supplement, if any.

Conversion or Exchange Rights

If debt securities may be convertible into or exchangeable for shares of our equity securities or other securities, the terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	events requiring adjustment to the conversion or exchange price;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions, if applicable.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection

Unless otherwise stated in the prospectus supplement relating to a series of debt securities, the indentures will not limit the amount of indebtedness, guarantees or other liabilities that we and our subsidiaries may incur and will not prohibit us or our subsidiaries from creating or assuming liens on our properties, including the capital stock of First Federal and any other subsidiary. Unless otherwise provided in the related prospectus supplement, the indentures will not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event we undergo a takeover, recapitalization or similar restructuring or change in control.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities and under the subordinated indenture with respect to the subordinated debt securities:

•	default in the payment of any principal or premium or make-whole amount, if any, on the debt securities when due;

•	default in the payment of any interest on the debt securities, or of any coupon pertaining thereto, when due, which continues for 30 days;

•	default in the deposit of any sinking fund payment on the debt securities when due;

•

default in the performance or breach of any other obligation contained in the applicable indenture for the benefit of that series of debt securities (other than defaults or breaches otherwise specifically addressed), which continues for 90 days after written notice of the default or breach;

•	specified events in bankruptcy or insolvency of First Financial; and

•	any other event of default provided with respect to the debt securities of any series.

Unless otherwise indicated in the applicable prospectus supplement, if an event of default occurs and is continuing for any series of senior debt securities, unless the principal amount of all senior debt securities of that particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities of that series, to be immediately due and payable.

Unless otherwise indicated in the applicable prospectus supplement, no event of default described in the first, second, third, fourth or sixth bullet points above will permit acceleration of the payment of the principal of the subordinated debt securities. Unless otherwise indicated in the applicable prospectus supplement, if an event of default described under the fifth bullet point above shall have occurred and be continuing, unless the principal amount of all the subordinated debt securities of a particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the subordinated debt securities of that series may declare all amounts or any lesser amount provided for in the subordinated debt securities of that series to be immediately due and payable.

At any time after the applicable indenture trustee or the holders have accelerated a series of debt securities, but before the applicable indenture trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture and the trustee may take other actions, other than those that might lead to personal liability, not inconsistent with the direction. Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the indenture trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the applicable indenture or for any remedy under the indenture, if:

•	that holder previously gives to the indenture trustee written notice of a continuing event of default with respect to debt securities of that series;

•

the holders of not less than 25% in principal amount of the outstanding securities of that series have made written request and offered the indenture trustee indemnity satisfactory to the indenture trustee to institute that proceeding as indenture trustee;

•

the indenture trustee has not received from the holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

•	the indenture trustee fails to institute the proceeding within 60 days.

However, the holder of any debt security or coupon has the right to receive payment of the principal of (and premium or make-whole amount, if any) and interest on, and any additional amounts in respect of, such debt security or payment of such coupon on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment.

We are required to furnish to the indenture trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance of which we are aware.

Modification and Waiver

Unless otherwise indicated in the applicable prospectus supplement, First Financial and the applicable indenture trustee may amend and modify each indenture or debt securities under that indenture with the consent of holders of at least a majority in principal amount of each series of all outstanding debt securities then outstanding under the indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

•	change the stated maturity date of the principal of (or premium or make-whole amount, if any, on), or any installment of principal or interest on, any debt security issued under that indenture;

•

reduce the principal amount of or any make-whole amount, the rate of interest on or any additional amounts payable in respect thereof, or any premium payable upon the redemption of any debt security issued under that indenture;

•	reduce the amount of principal of an original issue discount security or make-whole amount, if any, issued under that indenture payable upon acceleration of its maturity or provable in bankruptcy;

•	change the place or currency of payment of principal or any premium or any make-whole amount or interest on any debt security issued under that indenture;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

•

reduce the percentage in principal amount of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•	make any change that adversely affects the right to convert or exchange any security or decrease the conversion/exchange rate or increase the conversion/exchange price.

The holders of at least a majority in principal amount of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under “—Events of Default.”

Unless otherwise indicated in the applicable prospectus supplement, we and the applicable indenture trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to First Financial;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

•

to change or eliminate any of the provisions of the applicable indenture in respect of any series of debt securities, so long as any such change or elimination will become effective only in respect of any series of securities when there is no outstanding security of that series which is entitled to the benefit of that provision;

•	to establish the form or terms of debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor indenture trustee;

•

to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect by the actions taken to cure, correct or supplement a provision in an indenture;

•	to secure securities;

•	to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities;

•

to close the indenture with respect to the authentication and delivery of additional series of securities or to qualify or maintain qualifications of the applicable indenture under the Trust Indenture Act; or

•

to supplement any of the provisions of an indenture as is necessary to permit or facilitate the defeasance or discharge of any series of securities under specified provisions of the indenture, provided that any such action shall not adversely affect the interests of the holders of securities of such series or any other series of securities under the indenture in any material respect.

Voting

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•

the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the resulting corporation, if other than First Financial, is a corporation organized and existing under the laws of the United States of America or any U.S. state or the District of Colombia and assumes all of our obligations to:

(1) pay or deliver the principal and any premium or make-whole amount, if any, and any interest on, the debt securities;

(2) perform and observe all of our other obligations under the indentures and supplemental indentures; and

(3) we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

The indentures do not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Regarding the Indenture Trustee

The indenture trustee provides trust services to us and our affiliates in connection with certain trust preferred securities and related junior subordinated debentures that we currently have outstanding and may provide these services in connection with similar securities that we may issue in the future.

The occurrence of any default under either the senior indenture, the subordinated indenture or the indenture between First Financial and the indenture trustee relating to our junior subordinated debentures could create a conflicting interest for the indenture trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the indenture trustee has or acquired a conflicting interest, the indenture trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as indenture trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture, or with respect to the junior subordinated debentures issued to certain Delaware statutory trusts of ours under separate indentures. If the indenture trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

The Trust Indenture Act also imposes certain limitations on the right of the indenture trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any cash claim or otherwise. The indenture trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

International Offering

If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

Defeasance

We may terminate or “defease” our obligations under the applicable indenture with respect to the debt securities of any series by taking the following steps:

(1) depositing irrevocably with the indenture trustee an amount, which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the debt securities:

•	in the case of debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

•

in the case of debt securities denominated in a foreign currency, of money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

•	a combination of money and U.S. government obligations or foreign government obligations, as applicable;

(2) delivering:

•	an opinion of independent counsel that the holders of the debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

•	an opinion of independent counsel that registration is not required under the Investment Company Act of 1940;

•	an opinion of counsel as to certain other matters;

•	officers’ certificates certifying as to compliance with the senior indenture and other matters; and

(3) paying all other amounts due under the indenture.

Further, the defeasance cannot cause an event of default under the indenture or any other material agreement or instrument and no event of default under the indenture can exist at the time the defeasance occurs.

Subordination

The subordinated debt securities will be subordinated in right of payment to all “senior debt,” as defined in the subordinated indenture. In certain circumstances relating to our liquidation, dissolution, receivership, reorganization, insolvency or similar proceedings, the holders of all senior debt will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

If the maturity of any subordinated debt securities is accelerated, we will have to repay all senior debt before we can make any payment on the subordinated debt securities.

In addition, we may make no payment on the subordinated debt securities in the event:

•	there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness; and

•	the default is the subject of judicial proceedings or we receive notice of the default from an authorized person under the subordinated indenture.

By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, “senior debt” is defined in the subordinated indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to First Financial whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of First Financial for money borrowed, whether any such indebtedness exists as of the date of the indenture or is created, incurred, assumed or guaranteed after such date:

(i)

any debt (a) for money borrowed by First Financial, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure obligations of First Financial, or to secure the payment of revenue bonds issued for the benefit of First Financial whether contingent or otherwise;

(ii)	any debt of others described in the preceding clause (i) which First Financial has guaranteed or for which it is otherwise liable;

(iii)	the obligation of First Financial as lessee under any lease of property which is reflected on First Financial’s balance sheet as a capitalized lease; and

(iv)	any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii).

“Senior debt” does not include (1) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities, or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of First Financial to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any indebtedness to a subsidiary of First Financial and (4) the subordinated debt securities.

The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

Governing Law

Unless indicated otherwise in the applicable prospectus supplement, the indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Our authorized capital stock consists of:

•	24,000,000 shares of common stock, par value $.01 per share; and

•	3,000,000 shares of preferred stock, par value $.01 per share.

As of December 23, 2008, there were 11,697,351 shares of our common stock issued and outstanding and 65,000 shares of our preferred stock issued and outstanding, all of which consisted of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount $1,000 per share (the “Series A Preferred Stock”), which we issued, along with a ten-year warrant to purchase 483,391 shares of our common stock, to the United States Department of the Treasury (“Treasury”) on December 5, 2008 pursuant to Treasury’s Troubled Asset Relief Program Capital Purchase Program. The terms of our Series A Preferred Stock are set forth in the certificate of designation for such stock, which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on December 5, 2008 and incorporated herein by reference. See “Where You Can Find More Information.”

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Certificate of Incorporation, the certificate of designation for the Series A Preferred Stock, our Bylaws, and to applicable Delaware law.

Common Stock

We may issue, either separately or together with other securities, shares of common stock. Upon our receipt of the full specified purchase price, the common stock issued will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant offering terms, including the number of shares offered, the initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities.

General. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, distributions or provisions for distributions in settlement of the liquidation account established in connection with the conversion of First Federal from the mutual to the stock form of ownership, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred stock that may then be outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Restrictions on Dividends and Repurchases Under Agreement with Treasury. The securities purchase agreement we entered into with Treasury in connection with the sale of the Series A Preferred Stock to Treasury provides that prior to the earlier of (i) December 5, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than the Series A Preferred Stock) or trust preferred securities. The securities purchase agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on December 5, 2008 and incorporated herein by reference. See “Where You Can Find More Information.” In addition, the terms of the Series A Preferred Stock prohibit us from paying any dividends on our common stock (or on any series of preferred stock then outstanding ranking junior to the Series A Preferred Stock as to the payment of dividends) unless we are current in our dividend payments on the Series A Preferred Stock.

Preferred Stock

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the certificate of designation with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

General. Our Certificate of Incorporation permits our Board of Directors to authorize the issuance of up to 3,000,000 shares of preferred stock, par value $0.01, in one or more series, without shareholder action. The Board of Directors can fix the designation, powers, preferences and rights of each series. Therefore, without shareholder approval (except as may be required under the terms of the Series A Preferred Stock or by the rules of The Nasdaq Stock Market or any other exchange or market on which our securities may then be listed or quoted), our Board of Directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “—Anti-Takeover Effects—Authorized Shares.”

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation of the series of preferred stock and the number of shares offered;

•	the amount of liquidation preference per share, if any;

•	the price at which the preferred stock will be issued;

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the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

•	any listing of the preferred stock being offered on any securities exchange or other securities market;

•	any voting rights;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	whether interests in the preferred stock being offered will be represented by depositary shares; and

•	any other specific terms of the preferred stock being offered.

Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

Rank. Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

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senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (referred to as the “junior securities”);

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equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (referred to as the “parity securities”); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

The terms of the Series A Preferred Stock provide that we must obtain the approval of the holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock in order to amend our Certificate of Incorporation or the certificate of designation for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or payments upon our liquidation, dissolution or winding up. Dividends are payable quarterly on the Series A Preferred Stock at a rate of 5% per annum from the date of issuance through but excluding February 15, 2014 and at a rate of 9% per annum on and after February 15, 2014. The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus any accrued but unpaid dividends on the Series A Preferred Stock.

Dividends. Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at such rates and on such dates described, if any, in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our Board of Directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our Board of Directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Rights Upon Liquidation. If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the applicable prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a holding company, our rights and the rights of our creditors and of our shareholders, including the holders of any shares of preferred stock then outstanding, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption. We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined by our Board of Directors to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights. Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our Certificate of Incorporation.

Under regulations adopted by the OTS, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 10% or more of such series that is a company may then be subject to regulation as a savings and loan holding company. In addition, at such time as such series is deemed a class of voting securities, (a) any holder that is a bank holding company or savings and loan holding company may be required to file a notice with or obtain the approval of the FRB or the OTS to acquire or retain 5% or more of that series and (b) any person may be required to obtain the approval of the OTS to acquire or retain 10% or more of that series.

Exchangeability. We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

Anti-takeover Effects

The provisions of our Certificate of Incorporation, our Bylaws, and Delaware law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

Authorized Shares. Our Certificate of Incorporation authorizes the issuance of 24,000,000 shares of common stock and 3,000,000 shares of preferred stock. These shares of common stock and preferred stock provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Board of Directors. Our Board of Directors is divided into three classes, each of which contains approximately one-third of the members of the Board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our Certificate of Incorporation described below that limit the ability of shareholders to remove directors and that permit only the remaining directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Our Certificate of Incorporation provides that the size of the Board shall be not less than seven or more than 15 (excluding directors, if any, to be elected by holders of preferred stock, voting separately as a class) as set in accordance with the Bylaws. In accordance with our Bylaws, the number of directors is currently set at 9. Our Certificate of Incorporation provides that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of incumbent members of the Board. The Certificate of Incorporation further provides that a director (other than one elected by the holders of one or more series of preferred stock) may be removed from the Board of Directors prior to the expiration of his term only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) or by the affirmative vote of two-thirds of the directors then in office.

The foregoing description of our Board of Directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock. The terms of the Series A Preferred Stock provide that the holders of the Series A Preferred Stock have the right to elect two directors in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods, whether or not consecutive. This right will terminate and the terms of such directors will end at the time all unpaid dividends on the Series A Preferred Stock have been paid in full.

Cumulative Voting, Special Meetings and Action by Written Consent. Our Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, the Certificate of Incorporation provides that special meetings of shareholders may be called only by our Board of Directors or a committee of the Board. In addition, the Certificate of Incorporation provides that shareholders may not act by written consent without a meeting.

Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. Our Certificate of Incorporation requires the approval of the holders of at least 80% of the outstanding shares of our voting stock, and the holders of a majority of the outstanding shares of our voting stock not deemed beneficially owned by a “Related Person” (as defined therein), to approve certain “Business Combinations” (as defined therein) involving a Related Person except in cases where the proposed transaction has been approved by a majority of the members of First Financial’s Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term “Related Person” is defined to include any individual, corporation, partnership or other entity which owns beneficially 15% or more of the outstanding shares of common stock of First Financial or any affiliate of such person or entity. This provision of the Certificate of Incorporation applies to any “Business Combination,” which is defined to include: (i) any merger or consolidation of First Financial with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of First Financial or of a subsidiary of First Financial to a Related Person; (iii) any merger or consolidation of a Related Person with or into First Financial or a subsidiary of First Financial; (iv) any sale, lease, exchange, transfer, or other disposition of certain assets of a Related Person to First Financial or a subsidiary of First Financial; (v) the issuance of any securities of First Financial or a subsidiary of First Financial to a Related Person; (vi) the acquisition by First Financial or a subsidiary of First Financial of any securities of a Related Person; (vii) any reclassification of common stock of First Financial or any recapitalization involving the common stock of First Financial; or (viii) any agreement or other arrangement providing for any of the foregoing.

Section 203 of the Delaware General Corporation Law provides that if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an “interested stockholder” (for purposes of Section 203), that person may not engage in certain business combinations with the corporation for a period of three years unless one of the following three exceptions applies:

•	the corporation’s board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder;

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the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction in which it became an interested stockholder, excluding voting stock owned by directors who are also officers and certain employee stock plans; or

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the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of shareholders.

A Delaware corporation may elect not to be governed by Section 203. We have not made such an election and accordingly are subject to Section 203.

Amendment of Certificate of Incorporation and Bylaws. Amendments to our Certificate of Incorporation must be approved by our Board of Directors by a majority vote of the Board and by our shareholders by a majority of the outstanding stock entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment as a class; provided, however, that the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provisions relating to shareholder meetings, cumulative voting, the number, classification and removal of directors and the filling of board vacancies, shareholder nominations and proposals, the approval of certain business combinations, board evaluation of a business combination or a tender or exchange offer, limitations on director liability, director and officer indemnification by us and amendment of our Bylaws and Certificate of Incorporation. Our Bylaws may be amended by a majority vote of our Board of Directors, or by a vote of 80% of the total votes entitled to vote generally in the election of directors (considered for this purpose as a single class).

Shareholder Nominations and Proposals. Our Certificate of Incorporation generally require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to give not less than 30 nor more than 60 days’ advance notice to the Secretary of First Financial Holdings Inc. The notice provision requires a shareholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

The cumulative effect of the provisions of our Certificate of Incorporation and Bylaws and Delaware law described above may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Transfer Agent

The transfer agent and registrar for our common stock is Registrar and Transfer Company.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares, which will be evidenced by depositary receipts, representing fractional interests in shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders.

In the case of a distribution other than in cash, the preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to receive it. If the preferred stock depositary determines that it is not feasible to make such a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

The amounts distributed in any such distribution, whether in cash or otherwise, will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.

Withdrawal of Preferred Stock

When a holder surrenders depositary receipts at the office of the preferred stock depositary maintained for that purpose, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder’s depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder generally cannot “re-deposit” these shares of preferred stock with the preferred stock depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Redemption, Conversion and Exchange of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of that series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method, in each case as we may determine.

If a series of preferred stock represented by depositary shares is to be converted or exchanged, the holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts.

After the redemption, conversion or exchange date, the depositary shares called for redemption, conversion or exchange will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption, conversion or exchange.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares relating to that series of preferred stock. Each record holder of the depositary receipts on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. The preferred stock depositary will try, if practical, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing those preferred shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary receipts will not be effective unless the amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement, as amended.

We may direct the preferred stock depositary to terminate the deposit agreement at any time by mailing notice of termination to the record holders of the depositary receipts then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the preferred stock depositary will deliver to each holder of depositary receipts, upon surrender of those receipts, such number of whole shares of the series of preferred stock represented by the depositary shares together with cash in lieu of any fractional shares, to the extent we have deposited cash for payment in lieu of fractional shares with the preferred stock depositary. In addition, the deposit agreement will automatically terminate if:

•	all of the shares of the preferred stock deposited with the preferred stock depositary have been withdrawn, redeemed, converted or exchanged; or

•	there has been a final distribution in respect of the deposited preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the preferred stock depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. The successor preferred stock depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if we are or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of the duties under the deposit agreement and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of:

•	our debt securities, preferred stock, depositary shares or common stock;

•	capital securities of a trust formed by us;

•	securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing;

•	currencies; or

•	commodities.

The price of our debt securities, the price per share of our common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

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whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, or other securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, or shares of common stock or preferred stock or depositary shares. Warrants may be issued independently or together with any debt securities, shares of common stock or preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from the debt securities, shares of common stock or preferred stock or depositary shares. The warrants will be issued under warrant agreements to be entered into between First Financial and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of First Financial in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following outlines the some of the anticipated general terms and conditions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

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the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of any debt warrants and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares purchasable upon exercise of any common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

•

the designation, number of shares and terms of the preferred stock purchasable upon exercise of any preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

•	if applicable, the date on and after which the warrants and the related debt securities, common stock or preferred stock will be separately transferable;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise.

Exercise of Warrants

Each warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of common stock or preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by First Financial, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

•	the issuance of the stock dividend to holders of common stock or preferred stock, respectively;

•	a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

•	any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of First Financial as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

DESCRIPTION OF UNITS

Units will consist of any combination of one or more of the other securities described in this prospectus and may include capital securities issued by First Financial Capital Trust II and First Financial Capital Trust III. The applicable prospectus supplement or supplements will also describe:

•

the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

•	any additional terms of the agreement governing the units;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;

•	any applicable United States federal income tax consequences; and

•	whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Debt Securities,” “Description of Warrants,” and “Description of Common Stock and Preferred Stock” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement. If applicable, the terms and conditions of any capital securities described in a prospectus or prospectus supplement delivered by First Financial Capital Trust II or First Financial Capital Trust III will apply to units that include capital securities.

We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

DESCRIPTION OF GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities other than common stock in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.

If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.

Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to warrants, units, or preferred stock, represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of First Financial, the trustees, the warrant agents, the payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.

PLAN OF DISTRIBUTION

We may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers or to a single purchaser.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. In that event, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

Certain legal matters will be passed upon for us by Breyer & Associates PC, McLean, Virginia.

EXPERTS

The consolidated statements of financial condition of First Financial Holdings, Inc. and subsidiaries as of September 30, 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the year ended September 30, 2008, and the report on the effectiveness of internal control over financial reporting as of September 30, 2008, are included in our Annual Report on Form 10-K for the year ended September 30, 2008, and incorporated by reference in this prospectus and in the registration statement, in reliance on the reports of Grant Thornton LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of financial condition of First Financial Holdings, Inc. and subsidiaries as of September 30, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the two-year period ended September 30, 2007, are incorporated by reference in this prospectus and in the registration statement, in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s audit report covering the September 30, 2007 consolidated financial statements refers to the fact that First Financial Holdings, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective October 1, 2005, Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140, effective October 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective September 30, 2007.

As a condition to giving its consent to the inclusion of this report in this registration statement, KPMG LLP required First Financial Holdings, Inc. to agree to indemnify KPMG LLP for its legal costs and expenses incurred in a successful defense of any legal action or proceeding brought against them as a result of giving this consent. This indemnification will not apply if KPMG LLP is found guilty of professional malpractice or if KPMG LLP becomes liable for any part of the plaintiff’s damages by virtue of settlement. In addition, First Financial Holdings, Inc. must reimburse KPMG LLP for its time and expenses, including reasonable attorney’s fees, incurred in responding to any subpoena or other request for documents relating to First Financial Holdings, Inc. in any proceeding to which KPMG LLP is not a party. First Financial Holdings, Inc. is not currently a party to any legal action or proceeding which could require indemnification under the arrangement described above. Accordingly, the amounts, if any, which might be paid to KPMG LLP under this arrangement are presently unknown.

4,193,550 Shares

FIRST FINANCIAL HOLDINGS, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book Running Manager

SANDLER O’NEILL + PARTNERS, L.P.

Co-Managers

KEEFE, BRUYETTE & WOODS	SCOTT & STRINGFELLOW	FIG PARTNERS, LLC

September 23, 2009